Exhibit 99.1

For Immediate Release	Media Contact:	Investor Contact:
October 21, 2009	Erin Emlock	Patrick Flanigan
	(617) 768-6923	(617) 768-6563

Genzyme Reports Third-Quarter Financial Results

Progress Continues at Allston Manufacturing Facility

CAMBRIDGE, Mass. — Genzyme Corp. (NASDAQ: GENZ) today reported that third-quarter revenue was $1.06 billion, compared with $1.16 billion in the same period a year ago.  Results reflect the impact of the temporary interruption in production of Cerezyme® (imiglucerase for injection) and Fabrazyme® (agalsidase beta) associated with the remediation of the company’s Allston manufacturing facility.

GAAP net income was $16.0 million, or $0.06 per diluted share, compared with $119.6 million, or $0.42 per diluted share, in the third quarter of 2008.  Non-GAAP net income was $83.9 million, or $0.31 per diluted share, compared with $151.4 million, or $0.53 per diluted share, in the same period last year.  Non-GAAP net income excludes purchase accounting and inventory step-up associated with the acquisition of Bayer oncology assets, and stock compensation.

GAAP and non-GAAP net income in this year’s third quarter reflect the $23.7 million pre-tax cost of the temporary Allston shutdown and related remediation costs.  Net income also includes the $7.0 million pre-tax impact of a payment to acquire technology from Targeted Genetics.  These expenses, along with lost Cerezyme/Fabrazyme revenue and a shift in product mix, reduced the gross margin to approximately 67 percent of revenue during the third quarter.

The company expects its 2009 non-GAAP EPS to be approximately $2.26, compared with previous guidance of $2.35 — $2.90.  This reflects the decision to write off Cerezyme work-in-process material, the cost of remediating the Allston plant, and management of customer-level inventories related to the Bayer transaction.

Genzyme generated approximately $363 million in cash from operations during the third quarter.  The company continues to reinvest cash to expand its manufacturing infrastructure and repurchase shares to offset dilution.  During the third quarter, Genzyme repurchased 5.5 million shares for $307 million.  To date this year, the company has repurchased 7.5 million shares for $414 million, and is on track to reacquire a total of 20 million shares by May 2010, in-line with the goals of its existing three-year stock buyback program.  Currently Genzyme has 274 million diluted shares outstanding.

“During the next 12 months, we will invest in our existing business and pipeline, while making changes to become stronger and build for our future,” said Henri A. Termeer, Genzyme’s chairman and chief executive officer.  “In particular, we will concentrate on recapturing momentum in our genetic disease business, where we will commit the resources to provide the highest level of service and support to patients and physicians.”

Recovery of the Allston Plant

Genzyme has successfully re-started all six bioreactors at Allston for the production of Cerezyme and Fabrazyme.  The company this month began filling vials of newly produced Cerezyme and anticipates that the product will be available for shipment starting at the end of November.  Genzyme has completed the first production cycles for Fabrazyme, is preparing to begin the next, and anticipates that the first shipments of new Fabrazyme will take place in late-December.  The company expects that it will be able to fully meet anticipated demand for these therapies in the first quarter of 2010.

The current limited inventory of both products is being distributed through conservation programs to help ensure that the most vulnerable patients continue to receive treatment.  Clinical guidelines developed by expert physicians, patient group leaders and regulators are in place globally to help support doctors and patients in their decisions about product usage during this period.

As part of its efforts to strengthen its manufacturing operations, Genzyme has appointed a new site leader at the Allston plant, is recruiting additional executives to oversee manufacturing and quality control, and has hired third-party quality assurance and compliance experts to review Genzyme’s operations.

In addition, construction continues on a new manufacturing facility for Cerezyme and Fabrazyme in Framingham, Mass.  The plant is expected to be mechanically complete with all cell culture and bioreactor suites installed by the end of this year, and the first engineering runs for Fabrazyme are planned for the first half of 2010.  The first FDA approval for commercial production at the plant is anticipated in 2011 for Fabrazyme, with Cerezyme to follow.  This plant, which will include four 2000 L bioreactors, will provide substantial additional capacity to support the growth of the two products.  Genzyme has already hired more than 100 people associated with the start-up of this facility.

Lumizyme Progress

Genzyme is also expanding manufacturing capacity for Myozyme® (alglucosidase alfa) / Lumizyme™ (alglucosidase alfa).  The company has transitioned all production to its Geel, Belgium facility, where it is adding a third 4000 L bioreactor.  Upon EMEA and FDA approvals of this bioreactor, the company will have the capacity to provide treatment for approximately 3,000 patients.  Genzyme is actively seeking to acquire additional manufacturing capacity for Myozyme to support the longer-term growth of this product.

With the completion of the current projects in Belgium and Framingham, Genzyme will have more than quadrupled its biologics manufacturing capacity since 2004.  The company is investing more than $1 billion to expand the Allston and Belgium facilities and to construct the new Framingham plant.

Genzyme has received FDA clearance to transition U.S. patients in the Myozyme Temporary Access Program from the product produced at the 2000 L scale to that produced at the 4000 L scale.  The PDUFA date for Lumizyme (the 2000 L product) is November 14.  Upon approval, Genzyme plans to submit a supplemental BLA for the 4000 L process.  A standard review period is four months, which would mean an FDA action date by the end of March 2010.  An FDA approval would enable widespread access to the treatment for U.S. patients.

Third-Quarter Results and Pipeline Updates

Genetic Disease

Within this segment, Myozyme revenue grew to $86.0 million, compared with $76.7 million in the third quarter of 2008.  European sales are continuing to re-accelerate this year following the first-quarter E.U. approval of production at the 4000 L scale, which expanded supply.  Second-quarter sales were $79.3 million.

Cerezyme revenue was $93.6 million, compared with $309.3 million in the same period last year, and Fabrazyme sales were $115.2 million compared with $125.6 million last year.  Revenue for both products reflects the impact of the temporary interruption in production due to the Allston remediation.  Third-quarter sales of Aldurazyme® (laronidase) were $40.3 million, compared with $38.2 million in the third quarter of 2008.

Genzyme has begun enrollment in the first of two global, multi-center, phase 3 trials of Genz-112638, a potential new oral therapy for Gaucher disease type 1.  Genzyme is accelerating this development program in an effort to bring this potential therapy to patients as quickly as possible.  Currently over 35 centers in more than 20 countries are participating in these trials, and the company expects that the number of recruiting centers will continue to increase, as more sites receive regulatory approval.

Genzyme is collaborating with PTC Therapeutics Inc. on ataluren, a novel oral therapy for the treatment of genetic disorders due to nonsense mutations.  A pivotal phase 2b trial of ataluren in Duchenne muscular dystrophy is fully enrolled and results are anticipated in the first half of next year.  A phase 3 trial in cystic fibrosis recently began enrolling patients.

Biosurgery

Within the Biosurgery segment, sales of Synvisc® (hylan G-F 20) increased 30 percent to $87.5 million, from $67.5 million in last year’s third quarter.  This strong growth is being driven by the successful U.S. launch of Synvisc-One® (hylan G-F 20), which is exceeding expectations.  The product was launched in March and now represents more than 50 percent of all U.S. Synvisc business.

Synvisc-One is the only single-injection viscosupplement approved for the treatment of osteoarthritis knee pain in the United States, and its launch has significantly improved Genzyme’s market share and competitive position.  By reducing the burden and cost of multiple injections, Synvisc-One is expanding the market for viscosupplementation products and extending the benefits of this therapeutic approach to a broader set of patients.

Sales of Sepra® products grew 15 percent to $37.8 million, from $33 million in the third quarter of 2008, with growth driven by increasing use of the Seprafilm® adhesion barrier in C-section and other gynecologic procedures.

Cardiometabolic and Renal

Within this segment, sales of Genzyme’s sevelamer therapies, Renvela® (sevelamer carbonate) and Renagel® (sevelamer hydrochloride), were $181.7 million in the third quarter, compared with $171.0 million in the same period last year.

Genzyme has begun the launch of Renvela in Europe, following the product’s approval there in June.  The approval includes patients not on dialysis with serum phosphorus levels > 1.78 mmol/L (5.5 mg/dL), and covers both the tablet and the powder formulations.

Genzyme launched Renvela tablets for dialysis patients in the U.S. last year, received FDA approval of the powder formulation for that indication during the third quarter, and plans to launch the new formulation next month.

Genzyme has completed enrollment in a pivotal trial of an advanced phosphate binder (APB) for patients with renal disease, and results are expected in the first quarter of next year.  The APB is designed to more effectively bind phosphate for a substantial improvement in potency while maintaining all the benefits of sevelamer.  The company anticipates that the APB would be approved by the time the core patent estate for sevelamer expires in 2014.

Sales of Thyrogen® (thyrotropin alfa for injection) were $41.7 million compared with $38.2 million during the third quarter of 2008.

The first phase 3 study of mipomersen, in patients with homozygous familial hypercholesterolemia (FH), met its primary endpoint and full results will be presented at the American Heart Association meeting next month.  Enrollment is complete in the second phase 3 study of mipomersen, in patients with heterozygous FH, and results are anticipated during the first half of next year.  Genzyme is collaborating with Isis Pharmaceuticals Inc. on the development of this treatment.

Hematologic Oncology

Revenue from the company’s Hematologic Oncology segment more than doubled to $88.0 million, from $34.1 million in the same period last year.  This increase was driven by new revenue from Leukine® (sargramostim), Campath® (alemtuzumab) and Fludara® (fludarabine phosphate), following the closing of the transaction with Bayer at the end of May.  Revenue, however, was lower than expected as the company worked this quarter to manage inventories, integrate these products into its business across several new geographies, and hire and train new personnel to support the expanded business.  Genzyme expects these activities to continue throughout the fourth quarter.

Third-quarter growth in this segment was also driven by Clolar® (clofarabine injection) and Mozobil® (plerixafor injection).  Mozobil was launched in Europe following approval there in August.  Genzyme is also making excellent progress in the ongoing U.S. launch of the product, and sales for the first three quarters of 2009 are tracking to the company’s guidance of $40 — $50 million for the year.

Genzyme has requested a meeting with the FDA to discuss a path forward for the potential use of Clolar in adult patients with acute myeloid leukemia, following the receipt of a complete response letter regarding the company’s sNDA this month.  The agency has recommended that a randomized, controlled clinical study be conducted for label expansion of Clolar in this indication.  Genzyme is conducting a randomized, placebo-controlled phase 3 trial comparing Clolar in combination with cytarabine to cytarabine alone in relapsed and refractory adult AML patients.  The trial continues to exceed patient accrual expectations, and results are expected in 2011.

At the December American Society of Hematology meeting there will be 12 oral presentations on Genzyme’s hematologic oncology products, including new data on expanded indications in development for Mozobil, Clolar and Campath with the potential to drive future growth.  Data will be presented from a phase 3 trial of Campath’s use in combination with Fludara in relapsed or refractory chronic lymphocytic leukemia patients, which recently met its primary endpoint.  There will be presentations on Clolar’s use in AML, non-Hodgkins lymphoma, myelodysplastic syndromes and as a conditioning regimen for bone marrow transplantation.  Mozobil pharmacoeconomic data, as well as data on the product’s development for use in chemosensitization, will also be presented.

Genzyme’s alemtuzumab for multiple sclerosis showed a durable treatment benefit in a review of four-year phase 2 trial data, which was presented at the ECTRIMS annual meeting last month.  Enrollment has been completed ahead of schedule in both phase 3 studies of the product, with results expected in 2011 and U.S. approval anticipated in 2012.

Other Revenue — Transplant, Genetics and Diagnostics

Other revenue, which includes the company’s Transplant, Genetics and Diagnostics businesses, was $208.4 million compared to $198.5 million during the third quarter of 2008.

Genetics revenue increased 12 percent to $91.9 million from $82.1 million in the same period last year, driven by volume increases from new and existing clients in the reproductive and oncology businesses.

Within the Transplant business, sales of Thymoglobulin® (anti-thymocyte globulin, rabbit) were $55.6 million, a 16 percent increase over $47.8 million in last year’s third quarter, driven by continued geographic expansion.  Construction is nearly complete on a new Thymoglobulin manufacturing facility in Lyon, France, which is intended to meet the anticipated long-term demand for the product, both for its current use and potential new indications.  Pending regulatory authority approval, commercial production is anticipated to begin at the site next year.  Genzyme continues to explore expanded uses for Thymoglobulin, including in Type 1 diabetes, where it is conducting a phase 2 trial in conjunction with the Immune Tolerance Network.

Operating Expenses

Genzyme’s non-GAAP operating expenses (which include non-GAAP SG&A, R&D, and amortization) in the third quarter were $619.2 million, compared with $652.8 million in the third quarter of 2008.  GAAP operating expenses were $657.9 million compared with $691.7 million in the same period last year.  GAAP and non-GAAP operating expenses for the third quarter of 2008 included a $100 million licensing fee to PTC for ataluren.

Developing New Markets

During the third quarter, Genzyme broke ground on a new R&D facility in Beijing.  The initiative is a key element in Genzyme’s ongoing global expansion and commitment to establishing a long-term presence in this important market.  Genzyme currently has offices in Beijing and Shanghai, and markets Synvisc, Thymoglobulin and Fludara in China.  In addition, Genzyme is building its presence in India, and this year launched Renvela and Synvisc-One there.

Genzyme also markets Thymoglobulin and Thyrogen in the country, has a commercial office in New Delhi, and is engaged in clinical development work.

About Genzyme

One of the world’s leading biotechnology companies, Genzyme is dedicated to making a major positive impact on the lives of people with serious diseases.  Since 1981, the company has grown from a small start-up to a diversified enterprise with more than 11,000 employees in locations spanning the globe and 2008 revenues of $4.6 billion.

With many established products and services helping patients in approximately 100 countries, Genzyme is a leader in the effort to develop and apply the most advanced technologies in the life sciences.  The company’s products and services are focused on rare inherited disorders, kidney disease, orthopaedics, cancer, transplant and immune disease, and diagnostic testing.  Genzyme’s commitment to innovation continues today with a substantial development program focused on these fields, as well as cardiovascular disease, neurodegenerative diseases, and other areas of unmet medical need.

Conference Call Information

Genzyme will host a conference call today at 11:00 a.m. Eastern.   To participate in the call, please dial 773-799-3828 and refer to pass code “Genzyme.”  A replay of this call will be available by dialing 203-369-0172.  This call will also be Webcast live on the investor events section of www.genzyme.com.  Replays of the call and the Webcast will be available until midnight on October 28, 2009.

Upcoming Events

Genzyme will host a conference call on February 17, 2010 at 11:00 a.m. Eastern to discuss financial results for the fourth quarter of 2009, and 2010 guidance.  To participate in the call, please dial 773-799-3828 and refer to pass code “Genzyme.”  A replay of this call will be available by dialing 203-369-0261.  This call will also be Webcast live on the investor events section of www.genzyme.com.  Replays of the call and the Webcast will be available until midnight on February 24, 2010.

This press release contains forward-looking statements regarding Genzyme’s financial outlook and business plans and strategies, including without limitation: its Q4 and YE 2009 non-GAAP EPS guidance; its expectations regarding the timing of shipments of newly-produced Cerezyme and Fabrazyme and when the company anticipates being able to meet full demand for these products; its regulatory plans, timetables and expectations for approval of alglucosidase alfa produced using the 2000L scale process by the FDA, the 4000L scale process by the FDA, and the additional 4000L bioreactor by the EMEA and the FDA; its plans to increase manufacturing capacity for Cerezyme, Fabrazyme, Myozyme and Thymoglobulin, including expectations regarding the timing of receipt of regulatory approvals of the new facilities and the effect the additional capacity in Framingham, Geel and Lyon will have on Genzyme’s ability to meet anticipated demand for these products; its expectations regarding the timing of receipt of clinical data and U.S. approval for alemtuzumab for MS; its plans and estimated timetables for new and next-generation product clinical trials, filings and regulatory approvals, including for Genz-112638, APB, mipomersen, and ataluren; its plans to drive future growth of Mozobil, Clolar and Campath by developing expanded indications for these products; its strategy for moving forward on Clolar in AML and the expected timing of receipt of clinical trial results; its sales expectations for oncology products; and its plans to launch the powder formulation of Renvela in the U.S and the timing thereof. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those forecasted. These risks and uncertainties include, among others that: Genzyme encounters additional manufacturing problems due to mechanical failures, viral or bacterial contamination, or any other reason; Genzyme encounters further supply problems due to low product yields, or a determination by a regulatory authority that product produced at its Allston facility or any other facility cannot be released; Genzyme is unable to obtain and/or maintain regulatory approvals for its products, manufacturing processes and manufacturing facilities, including securing FDA approval for alglucosidase alfa produced at the 2000L scale in Allston and the 4000L scale in Geel on expected timeframes or at all; Genzyme is unable to file for U.S. approval for the alglucosidase alfa produced using the 4000L process within the expected timeframe due to a failure to obtain FDA approval of the product manufactured using the 2000L process, failure to secure agreement as to strategy, including its decision to file a sBLA to the 4000L BLA, or any other reason; Genzyme and its collaboration partners are unable to successfully complete clinical development of new products, including Genz-112638, mipomersen and ataluren, at all or on expected timeframes; Genzyme is unable to expand the use of current and next-generation products in existing and new indications, including Synvisc-ONE, Mozobil, alemtuzumab-MS, APB, Clolar and Campath; Genzyme is unable to manufacture its products and product candidates in a timely and cost effective manner and in sufficient quantities to meet demand; Genzyme’s integration of products and development programs acquired from Bayer is more costly or time-consuming than forecasted; Genzyme is unable to maintain and enforce its intellectual property rights; Genzyme is unsuccessful in identifying and marketing to new patients; the availability and extent of reimbursement from third party payers is restrained; and the risks and uncertainties described in Genzyme’s SEC reports filed under the Securities Exchange Act of 1934, including the factors discussed under the caption “Risk Factors” in Genzyme’s Quarterly Report on Form 10-Q for the period ended June 30, 2009. Genzyme cautions investors not to place substantial reliance on the forward-looking statements contained in this press release. These statements speak only as of today’s date and Genzyme undertakes no obligation to update or revise the statements.

Genzyme®, Cerezyme®, Fabrazyme®, Myozyme®, Synvisc®, Synvisc-One®, Sepra®, Seprafilm®, Renvela®, Renagel®, Thyrogen®, Mozobil®, Clolar®, Campath® and Thymoglobulin® are registered trademarks and Lumizyme™ is a trademark of Genzyme Corporation or its subsidiaries.  Fludara® and Leukine® are registered trademarks licensed to Genzyme Corporation.  Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC.  All rights reserved.

Genzyme’s press releases and other company information are available at www.genzyme.com and by calling Genzyme’s investor information line at 1-800-905-4369 within the United States or 1-678-999-4572 outside the United States.

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GENZYME CORPORATION (GENZ)

Consolidated Statements of Operations

(Unaudited, amounts in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Total revenues	$1,057,514	$1,160,284	$3,434,895	$3,431,479

Operating costs and expenses:
Cost of products and services sold	359,407	285,208	1,005,742	857,851
Selling, general and administrative	367,347	331,170	1,039,436	996,861
Research and development	219,275	305,242	636,722	949,900
Amortization of intangibles	71,280	55,295	192,823	166,558
Contingent consideration expense	28,197	—	37,287	—
Total operating costs and expenses	1,045,506	976,915	2,912,010	2,971,170
Operating income	12,008	183,369	522,885	460,309

Other income (expenses):
Gain (loss) on investments in equity securities, net	(651)	(14,129)	(1,332)	(4,201)
Gain on acquisition of business	—	—	24,159	—
Other	616	(133)	(2,419)	940
Investment income	4,544	11,793	14,038	40,015
Interest expense	—	(792)	—	(3,596)
Total other income (expenses)	4,509	(3,261)	34,446	33,158
Income before income taxes	16,517	180,108	557,331	493,467
Provision for income taxes	(522)	(60,512)	(158,276)	(159,036)
Net income	$15,995	$119,596	$399,055	$334,431

Net income per share:
Basic	$0.06	$0.44	$1.48	$1.25

Diluted (1)	$0.06	$0.42	$1.45	$1.19

Weighted average shares outstanding:
Basic	268,957	269,176	269,923	267,767

Diluted (1)	273,741	288,179	275,375	286,003

All amounts herein are presented in accordance with GAAP and are provided for quantitative analysis only and should be read in conjunction with the text of the Earnings Release. In addition, we believe that certain Non-GAAP financial measures, when considered together with the GAAP figures, can enhance the overall understanding of the company’s past financial performance and its prospects for the future. Please refer to our GAAP to Non-GAAP Reconciliations attached to the Earnings Releases for the above respective periods, which are filed as 8-K’s with the Securities and Exchange Commission at www.sec.gov. The Non-GAAP financial measures are provided with the intent of providing investors with a more complete understanding of the trends underlying our operating results and financial position and are among the primary indicators management uses for planning and forecasting purposes and measuring the company’s performance.

Please refer to our Form 10-Q’s and Form 10-K’s for an in-depth discussion and analysis of our results of operations and financial position and for detailed information regarding specific material transactions in a particular period.

(1)

Prior to January 1, 2009, in accordance with EITF 04-8, the shares issuable upon conversion of our $690.0 million in principal of 1.25% convertible senior notes were included in diluted weighted average shares outstanding for purposes of computing diluted earnings per share, unless the effect was anti-dilutive. Accordingly, interest and debt fees related to these notes of $1.9 million, net of tax, for the three months ended September 30, 2008, and $5.7 million, net of tax, for the nine months ended September 30, 2008 have been added back to net income, and approximately 9.7 million shares issuable upon conversion of these notes, prior to redemption, have been included in diluted weighted average shares outstanding. There are no similar adjustments to the computation of diluted earnings per share for the three and nine months ended September 30, 2009, because the notes were redeemed, primarily for cash, on December 1, 2008.

GENZYME CORPORATION (GENZ)

Condensed Consolidated Balance Sheets

(Unaudited, amounts in thousands)

	September 30,	December 31,
	2009	2008

Cash and all marketable securities	$988,872	$973,691
Other current assets	1,947,836	1,886,522
Property, plant and equipment, net	2,695,231	2,306,567
Intangibles, net	3,779,951	3,055,772
Other noncurrent assets	559,001	448,724
Total assets	$9,970,891	$8,671,276

Current liabilities	$1,097,440	$914,283
Noncurrent liabilities	1,258,120	451,000
Stockholders’ equity	7,615,331	7,305,993
Total liabilities and stockholders’ equity	$9,970,891	$8,671,276

Genzyme Corporation (GENZ)

Analyst Schedule

(Unaudited, amounts in thousands, except percentage amounts)

						Q3-09
						vs.
						Q3-08
	Q3-08	Q4-08	Q1-09	Q2-09	Q3-09	% B/(W)	FY 2007	FY 2008	YTD 09/30/09
Total revenues:
Genetic Diseases
Cerezyme	$309,280	$306,034	$295,970	$298,087	$93,599	(70)%	$1,133,153	$1,238,977	$687,656
Fabrazyme	125,619	125,558	122,201	134,302	115,161	(8)%	424,284	494,260	371,664
Myozyme	76,663	74,967	67,392	79,273	85,980	12%	200,728	296,176	232,645
Aldurazyme	38,236	37,579	36,837	39,190	40,331	5%	—	151,664	116,358
Other Genetic Diseases	11,367	14,039	14,650	17,301	19,217	69%	8,314	45,615	51,168
Total Genetic Diseases product and service revenue	561,165	558,177	537,050	568,153	354,288	(37)%	1,766,479	2,226,692	1,459,491
R&D Revenue	—	—	—	—	—		1,059	—	—
Total Genetic Diseases	561,165	558,177	537,050	568,153	354,288	(37)%	1,767,538	2,226,692	1,459,491

Cardiometabolic and Renal
Renagel and Renvela (including Sevelamer)	170,992	169,476	170,599	175,398	181,702	6%	602,670	677,729	527,699
Hectorol	33,825	34,400	33,030	28,981	36,869	9%	115,708	128,153	98,880
Subtotal	204,817	203,876	203,629	204,379	218,571	7%	718,378	805,882	626,579
Thyrogen	38,153	37,062	38,826	42,860	41,691	9%	113,587	148,448	123,377
Other Cardiometabolic and Renal	573	496	494	753	742	29%	103	1,653	1,989
Total Cardiometabolic and Renal product and service revenue	243,543	241,434	242,949	247,992	261,004	7%	832,068	955,983	751,945
R&D revenue	56	27	13	8	156	179%	1,200	200	177
Total Cardiometabolic and Renal	243,599	241,461	242,962	248,000	261,160	7%	833,268	956,183	752,122

Biosurgery
Synvisc	67,513	68,512	63,171	82,417	87,526	30%	242,319	263,094	233,114
Sepra products	33,001	35,278	34,304	36,038	37,831	15%	104,318	133,663	108,173
Other Biosurgery	21,787	20,908	21,485	20,002	19,643	(10)%	74,673	91,698	61,130
Total Biosurgery product and service revenue	122,301	124,698	118,960	138,457	145,000	19%	421,310	488,455	402,417
R&D revenue	661	563	562	870	647	(2)%	5,337	2,645	2,079
Total Biosurgery	122,962	125,261	119,522	139,327	145,647	18%	426,647	491,100	404,496

Hematologic Oncology
Total Hematologic Oncology product and service revenue	26,328	27,437	34,423	55,078	87,982	234%	69,927	102,899	177,483
R&D revenue	7,726	15,104	8,775	5,918	7	(100)%	18,601	36,148	14,700
Total Hematologic Oncology	34,054	42,541	43,198	60,996	87,989	158%	88,528	139,047	192,183

Other
Genetic/Diagnostics product and service revenue	121,163	124,840	129,194	132,955	133,748	10%	410,917	477,614	395,897
Transplant product and service revenue	47,784	50,723	52,666	56,060	55,604	16%	174,826	192,200	164,330
Other product and service revenue	28,598	30,252	23,501	22,423	18,496	(35)%	108,577	119,155	64,420
Total Other product and service revenue	197,545	205,815	205,361	211,438	207,848	5%	694,320	788,969	624,647
R&D revenue	959	305	778	596	582	(39)%	3,218	3,048	1,956
Total Other	198,504	206,120	206,139	212,034	208,430	5%	697,538	792,017	626,603

Total revenues	$1,160,284	$1,173,560	$1,148,871	$1,228,510	$1,057,514	(9)%	$3,813,519	$4,605,039	$3,434,895

All amounts herein are presented in accordance with GAAP and are provided for quantitative analysis only and should be read in conjunction with the text of the Earnings Release and our audited financial statements filed with the Securities and Exchange Commission. Please refer to our Form 10-Q’s and Form 10-K’s for an in-depth discussion and analysis of our results of operations and financial position and for detailed information regarding specific material transactions in a particular period.

GENZYME CORPORATION

RECONCILIATION OF GAAP TO NON-GAAP EARNINGS AND CASH GENERATED

For the Three Months Ended September 30, 2009

(Amounts in thousands, except percentage and per share data)

							OTHER DISCRETE ITEMS
			Bayer				(included in GAAP and Non-GAAP results)
	GAAP		Acquisition	FAS 123R			Allston	Technology
	As Reported		Related	Expense	NON-GAAP (1)		Remediation	Purchase
Income Statement Classification:

Total revenues		$1,057,514				$1,057,514

Cost of products and services sold		$(359,407)	$17,740	$7,575		$(334,092)	$23,735
Gross margin	66%	$698,107	$17,740	$7,575	68%	$723,422	$23,735	$—

Selling, general and administrative		$(367,347)		$24,648		$(342,699)

Research and development		$(219,275)		$14,058		$(205,217)		$7,000

Amortization of intangibles		$(71,280)				$(71,280)

Contingent consideration expense		$(28,197)	$28,197			$—

Gains (losses) on investments in equity securities		$(651)				$(651)

Gain on acquisition of business		$—				$—

Other		$617				$617

Investment income		$4,543				$4,543

Interest expense		$—				$—

Summary:

Income (loss) before income taxes		$16,517	$45,937	$46,281		$108,735	$23,735	$7,000

(Provision for) benefit from income taxes	3.16%	$(522)	$(11,646)	$(12,700)	22.87%	$(24,868)	$(4,225)	$(1,574)

Net income (loss)		$15,995	$34,291	$33,581		$83,867	$19,510	$5,426

Net income (loss) per share:
Basic		$0.06	$0.13	$0.12		$0.31	$0.07	$0.02

Diluted		$0.06	$0.13	$0.12		$0.31	$0.07	$0.02

Weighted average shares outstanding:
Basic		268,957	268,957	268,957		268,957	268,957	268,957

Diluted		273,741	273,741	273,741		273,741	273,741	273,741

Notes:

(1) Represents the Non-GAAP results of operations for Genzyme Corporation for the three months ended September 30, 2009. We believe that certain Non-GAAP financial measures, when considered together with the GAAP figures, can enhance the overall understanding of the company’s past financial performance and its prospects for the future. The Non-GAAP financial measures are included with the intent of providing investors with a more complete understanding of the trends underlying our operating results and financial position and are among the primary indicators management uses for planning and forecasting purposes and measuring the company’s performance. Such Non-GAAP financial measures should not be considered in isolation or used as a substitute for GAAP. Earnings per share are calculated as net income (loss) divided by weighted average shares outstanding. Therefore, earnings per share may not add across due to rounding.